EXHIBIT 5




                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]



                                                                March 16, 1998


                              Meditrust Corporation
                              ---------------------
                           Meditrust Operating Company
                           ---------------------------


Ladies & Gentlemen:

         We have acted as counsel for Meditrust Corporation, a Delaware corporation ("Meditrust"), and Meditrust Operating Company, a Delaware corporation ("Operating Company" and, together with Meditrust, the "Companies"), in connection with the Agreement and Plan of Merger dated as of January 11, 1998, (the "Merger Agreement"), by and among Meditrust, Operating Company and Cobblestone Holdings, Inc., a Delaware corporation ("Cobblestone"). The Merger Agreement provides for, among other things, the merger of Cobblestone with and into Meditrust (the "Merger"), with Meditrust being the surviving entity. Pursuant to the Merger Agreement, (i) each issued and outstanding share of Cobblestone's common stock, par value $0.01 per share (excluding those shares owned by Meditrust, Operating Company or Cobblestone, or any of their respective wholly owned subsidiaries), will be converted upon the effectiveness of the Merger (the "Effective Time"), into the right to receive a number of shares of the Companies' paired common stock, par value $.10 (the "Paired Shares") equal in value to the Common Stock Consideration (as defined in the Merger Agreement), and (ii) each issued and outstanding share of Cobblestone's Series A Preferred Stock, par value $.01 per share, will be converted, upon the Effective Time, into right to receive a number of Paired Shares equal in value to $8.25. The Paired Shares that are to be issued at the Effective Time in connection with the Merger are referred to herein as the "Shares".

         We have examined such corporate records, certificates and other documents as we have considered


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necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. We have relied, to the extent that we deemed such reliance proper, upon certificates of public officials with respect to the accuracy of material factual matters contained therein which were not independently established.

         Based on such examination, we are of opinion that the Shares, when issued at the Effective Time in accordance with the Merger Agreement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the inclusion of this opinion as an exhibit to the Joint Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission with respect to the Shares to be offered from time to time by certain selling stockholders as set forth in the Registration Statement and consent to the reference to this opinion under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.



                                                      Very truly yours,


                                                      CRAVATH, SWAINE & MOORE



Meditrust Corporation
  197 First Avenue
    Suite 300
      Needham Heights, MA 02194


Meditrust Operating Company
  197 First Avenue
    Suite 100
      Needham Heights, MA 02194